Exhibit 10.2
AGREEMENT
     THIS AGREEMENT (the “Agreement”) by and between S1 Corporation (“S1” or the “Company”), and John A. Stone (“You” or “Your”) (collectively, the “Parties”), is entered into and effective as of November 30, 2006 (the “Effective Date”).
     WHEREAS, the Company and You have agreed to the terms and conditions as stated below in the event of termination of employment as described herein, and the Parties desire to express the terms and conditions thereof in this Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, it is agreed:
     1.      Separation Payments. Subject to the terms and conditions in this Agreement, if S1 terminates your employment without cause, then:
          (a) the Separation Payments shall be made for a period equal to twelve (12) months (the “Separation Pay Period”). The Separation Payments shall be made on the last day of each month, and shall be for an amount equal to one twelfth (1/12) of your then-current base salary. If the last day of the month falls on a weekend or a legal holiday, the respective Separation Payment will be paid on the business day immediately preceding such day. Except as provided in the previous sentence, under no circumstances will any Separation Payment to be made under this sub-paragraph be accelerated or deferred; and
          (b) reimburse your COBRA premiums under S1’s major medical group health plan on a monthly basis during the Separation Pay Period upon submission of paid receipts by You.
     2.      At-Will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment with the Company is and remains at all times an at-will relationship. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause, and with or without notice. This Agreement does not alter the at-will employment relationship.
     3.      Release Obligations. The Company’s obligation to pay You the Separation Payments, will be conditioned upon Your execution, compliance with, and non-revocation of a Separation & Release Agreement in a form prepared by the Company, which includes, but is not limited to, Your release of the Company from any and all liability and claims of any kind. If You do not execute, comply with, and refrain from revoking an effective Separation & Release Agreement, the Company will have no obligation to pay You under this Agreement.
     4.      Withholding. All payments made pursuant to this Agreement will be subject to applicable withholdings, including taxes and Social Security.
     5.      Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. Additionally, this letter supersedes any prior communications, agreements or understandings, whether oral or written, between you and S1 relating to severance payments of any type or nature, including without limitation, any separation payments set forth in S1’s offer letter to you dated May 18, 2004. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement. This letter does not constitute a contract of employment.
     6.      Governing Law, Jurisdiction and Venue. The laws of the State of Georgia will govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law will still govern. You agree that any claim arising out of or relating to this Agreement will be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
     7.      Waiver. The Company’s failure to enforce any provision of this Agreement will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement will not act as a waiver of any other breach.

     8.      Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions will remain in full force and effect.
     9.      Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
     10.    Successors and Assigns. This Agreement will be assignable to, and will inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and will be binding upon You and Your heirs and assigns.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

S1 Corporation

By:	/s/ Johann Dreyer

Name: Johann Dreyer Title: CEO

John A. Stone:

/s/ John A. Stone